UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) March 1, 2007 (February 28, 2007)

MONSANTO COMPANY

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(Exact Name of Registrant as Specified in Its Charter)

Delaware --------------------------- (State or Other Jurisdiction of Incorporation)	001-16167 ------------------- (Commission File Number)	43-1878297 --------------------------- (IRS Employer Identification No.)

800 North Lindbergh Blvd. St. Louis, Missouri ---------------------------------------------------- (Address of Principal Executive Offices)	63167 ------------------ (Zip Code)

(314) 694-1000

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(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

On February 28, 2007, Monsanto Company (“the Company”) entered into a $2 billion, five-year revolving credit agreement (the “Five-Year Credit Agreement”) with certain lender parties thereto; JPMorgan Chase Bank, N.A. and Citibank, N.A., as co-administrative agents; JPMorgan Chase Bank, N.A., as paying agent; ABN AMRO Bank N.V., The Bank of Tokyo-Mitsubishi, Ltd., Chicago Branch, Bank of America, N.A., Barclays Bank Plc and The Royal Bank of Scotland Plc, as co-documentation agents; and J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., as co-lead arrangers and joint bookrunners.

Under the terms of the Five-Year Credit Agreement, the Company may obtain and utilize from time to time up to $2 billion in revolving credit loans and competitive bid advances for general corporate purposes, which may include working capital, acquisitions, capital expenditures, refinancing and support of commercial paper borrowings. The Company may request increases in the lending commitments under the Five-Year Credit Agreement, but the aggregate lending commitments may not exceed $2.2 billion. Borrowings under the Five-Year Credit Agreement may be made in US Dollars or in Euros. Borrowings (other than competitive bid advances) bear interest at one of two rates as described in the Five-Year Credit Agreement. Up to $100 million of the total credit facility under the Five-Year Credit Agreement is available for the issuance of letters of credit in US Dollars. Additionally, up to $100 million of the total credit facility is available to the Company for swing line loans in US Dollars, available on a same-day basis.

There is a facility fee payable to each lender, which shall accrue at an applicable percentage per annum as described in the Five-Year Credit Agreement. There is also a utilization fee. Such fees, as well as the interest rate margin under the Five-Year Credit Agreement, are subject to adjustment based on changes in the Company’s credit ratings The Five-Year Credit Agreement contains affirmative, negative and financial covenants customary for such financings, including, among other things, limits on the incurrence of debt, the incurrence of liens, and mergers and consolidations. The Five-Year Credit Agreement also contains customary representations and warranties. Breaches of the covenants, representations or warranties may be grounds for termination. Other events of default include the Company’s failure to pay certain debt, the acceleration of certain debt, certain insolvency, bankruptcy or ERISA events, unpaid judgments over a specified amount, or a change in control as specified in the Five-Year Credit Agreement. The covenants, representations, warranties and other events of default are substantially similar to those in the Company’s $1 billon five-year revolving credit agreement, dated as of June 4, 2004, which has been replaced with this Five-Year Credit Agreement.

The Five-Year Credit Agreement expires on February 28, 2012. Under circumstances specified in the Five-Year Credit Agreement, the Company may request up to two one year extensions of such termination date. The Company has the right, subject to certain conditions set forth in the Five-Year Credit Agreement, to designate certain foreign subsidiaries of the Company as borrowers under the Five-Year Credit Agreement. In connection with any such designation, the Company is required to guarantee the obligations of any such subsidiaries under the agreement.

In addition to the Five-Year Credit Agreement, the Company maintains other commercial and investment banking relationships with the lenders and their affiliates.

A copy of the Five-Year Credit Agreement is filed as Exhibit 10.1 hereto and is incorporated by reference herein. The description of the Five-Year Credit Agreement above is qualified in its entirety by reference to the full text of the Five-Year Agreement.

Item 1.02.   Termination of a Material Definitive Agreement.

In connection with its entry into the Five-Year Credit Agreement described in Item 1.01 of this Form 8-K, the Company terminated the $1 billion Five-Year Credit Agreement dated as of June 4, 2004 among the Company; the initial lenders named therein; Citibank, N.A.; JPMorgan Chase Bank, ABN AMRO Bank N.V., The Bank of Tokyo-Mitsubishi, Ltd. and Bank of America, N.A.; and Citigroup Global Markets Inc. and J. P. Morgan Securities Inc.

Item 2.03.   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Form 8-K is hereby incorporated into this Item 2.03.

Item 9.01.   Financial Statements and Exhibits. The following exhibits are filed as part of this report:

Exhibit 10.1	Five-Year Credit Agreement dated February 28, 2007
Exhibit 99.1	Press Release dated March 1, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONSANTO COMPANY (Registrant)

Date: March 1, 2007	/s/ Sonya M. Davis
	Name:	Sonya M. Davis
	Title:	Assistant Secretary

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

10.1	Five-Year Credit Agreement dated February 28, 2007
99.1	Press Release dated March 1, 2007

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